Exhibit 5.2

December 4, 2020

BP p.l.c.,

        1 St. James’s Square,

            London SW1Y 4PD, England.

BP Capital Markets America Inc.,

        501 Westlake Park Boulevard,

            Houston, Texas 77079.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of U.S.$1,500,000,000 in aggregate principal amount of 2.939% Guaranteed Notes due 2051 (the “Securities”) of BP Capital Markets America Inc., a Delaware corporation (“BP Capital”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”), we, as your United States counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (1) the Securities constitute valid and legally binding obligations of BP Capital and (2) assuming the Guarantees have been duly authorized, executed and delivered by BP insofar as the laws of England and Wales are concerned, the Guarantees constitute valid and legally binding obligations of BP, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

BP p.l.c.	-2-
BP Capital Markets America Inc.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (1) BP has been duly incorporated and is an existing public limited company under laws of England and Wales and (2) the Indenture relating to the Securities has been duly authorized, executed and delivered by BP insofar as the laws of England and Wales are concerned. With respect to all matters of English law, we note that you have received an opinion, dated as of the date hereof, of Jo Norman, Managing Counsel – Treasury of BP.

We have relied as to certain factual matters on information obtained from public officials, officers of BP and BP Capital and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) thereunder, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

BP p.l.c.	-3-
BP Capital Markets America Inc.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form 6-K and to the references to us under the heading “Validity of Securities” in the Prospectus as supplemented by the Prospectus Supplement dated December 1, 2020. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP